Exhibit 4.5

JEFFERIES FINANCIAL GROUP INC.

and

THE BANK OF NEW YORK MELLON,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

To

INDENTURE

Dated as of March 12, 2002

Senior Debt Securities

Dated as of November 1, 2022

This FOURTH SUPPLEMENTAL INDENTURE, dated as of November 1, 2022 (the “Fourth Supplemental Indenture”), among Jefferies Financial Group Inc., a New York corporation (herein called the “Successor Company”), having its principal office at 520 Madison Avenue, 12th Floor, New York, NY 10022, and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”), to the INDENTURE, dated as of March 12, 2002 (the “Original Indenture”), between Jefferies Group, Inc. (the “Original Company”), a corporation organized under the laws of the State of Delaware, and the Trustee, as amended by the FIRST SUPPLEMENTAL INDENTURE, dated as of July 15, 2003 (the “First Supplemental Indenture”) between the Original Company and the Trustee, the SECOND SUPPLEMENTAL INDENTURE, dated as of December 19, 2012 (the “Second Supplemental Indenture”), between the Original Company and the Trustee, and the THIRD SUPPLEMENTAL INDENTURE, dated as of March 1, 2013 (the “Third Supplemental Indenture”), between Jefferies Group LLC, a limited liability company existing under the laws of the State of Delaware (the “Predecessor Company”), as successor to the Original Company, and the Trustee.

RECITALS OF THE COMPANY

Section 8.01 of the Original Indenture, as amended by the Third Supplemental Indenture, provides that if the Predecessor Company consolidates with, merges or converts with or into any other Person, such Surviving Person shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Predecessor Company under the Securities and the Indenture.

Section 8.02 of the Original Indenture, as amended by the Third Supplemental Indenture, provides that upon any consolidation, conversion or merger in accordance with Section 8.01, the Surviving Person formed by such consolidation or conversion or into which the Predecessor Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such Surviving Person had been named as the Company therein.

Section 9.01(1) of the Original Indenture, as amended by the Third Supplemental Indenture, provides that, without the consent of any Holders, the Successor Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Original Indenture to, among other things, evidence the succession of another Person to the Predecessor Company and the assumption by any such successor of the covenants of the Predecessor Company therein and in the Securities;

On November 1, 2022, the Successor Company, together with the Predecessor Company, Jefferies Group Capital Finance Inc., a Delaware corporation (“JGCF”), and Jefferies MergerSub Inc., a New York corporation (“Merger Sub”), consummated several internal reorganization transactions, through which the Predecessor Company and JGCF merged into MergerSub, and through which MergerSub merged into the Successor Company, with the Successor Company as the surviving entity.

The execution and delivery of this Fourth Supplemental Indenture have been duly authorized by the Successor Company.

NOW THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefits of all Holders of the Securities of each Series thereof, as follows:

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ARTICLE I.
DEFINITIONS AND ASSUMPTION OF OBLIGATIONS

Section 1.01 Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, as the case may be. The following definition supplements those definitions.

“Indenture” means the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture.

Section 1.02 The Successor Company hereby assumes all of the covenants and obligations of the Predecessor Company under the Securities and the Indenture.

ARTICLE II.
MISCELLANEOUS

Section 2.01 As amended and modified by this Fourth Supplemental Indenture, the Indenture shall be read, taken and construed as one and the same instrument.

Section 2.02 The Trustee assumes no duties, responsibilities or liabilities by reason of this Fourth Supplemental Indenture, other than as set forth in the Original Indenture, as fully as if said terms and conditions were herein set forth at length.

Section 2.03 This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 2.04 This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

Section 2.05 The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture; the recitals and statements herein are deemed to be those of the Successor Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President, General Counsel

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Vice President